                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 PROGROUP, INC.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $125

     (2)  Form, Schedule or Registration Statement No.:

          000-00921

     (3)  Filing Party:

          PROGROUP, INC

     (4)  Date Filed:

          June 6, 1995

                            (PROGROUP, INC. Logo)


                                 PROGROUP, INC.
                            6201 MOUNTAIN VIEW ROAD
                           OOLTEWAH, TENNESSEE 37363


                                 June 19, 1995


Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of ProGroup, Inc. to be held at 10:00 a.m., Tuesday, July 18, 1995, at the offices of the Company, 6201 Mountain View Road, Ooltewah, Tennessee 37363. At the meeting, you will be asked to elect eight directors to serve on the Board of Directors for the ensuing year, to approve an amendment to the Company's Charter creating and authorizing the issuance of preferred stock, to ratify the appointment of Arthur Andersen LLP as independent public accountants for fiscal 1996 and to transact such other business as may properly come before the meeting or any adjournment thereof.


     YOU WILL NOTE THAT THE COMPANY'S AUDITED FINANCIAL STATEMENTS, WHICH IN PRIOR YEARS HAVE BEEN INCLUDED IN A SEPARATE ANNUAL REPORT TO SHAREHOLDERS, ARE CONTAINED IN APPENDIX A TO THE PROXY STATEMENT. A SEPARATE ANNUAL REPORT TO SHAREHOLDERS WILL NOT BE ISSUED BY THE COMPANY. We believe that the enclosed proxy statement with attached financial statements will provide shareholders with comprehensive information about the Company in a streamlined fashion without the added expense involved in preparing an annual report.


     Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to sign, date and mail the enclosed proxy card promptly in the accompanying postage prepaid envelope. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                           Sincerely,


                                           /s/ John T. Lipton
                                           -----------------------------
                                           JOHN T. LUPTON
                                           Chairman and Chief Executive Officer

                                 PROGROUP, INC.
                            6201 MOUNTAIN VIEW ROAD
                           OOLTEWAH, TENNESSEE 37363
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 18, 1995
                             ---------------------

To the Shareholders of ProGroup, Inc.:


     The Annual Meeting of Shareholders of ProGroup, Inc. (the "Company") will be held at 10:00 a.m., Tuesday, July 18, 1995, at the offices of the Company, 6201 Mountain View Road, Ooltewah, Tennessee 37363, for the following purposes:


          1. To elect eight Directors for the ensuing year;

          2. To approve an amendment to the Company's Charter to create and authorize the issuance of up to 1,000,000 shares of preferred stock;

          3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for fiscal 1996; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on May 25, 1995 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     A copy of the ProGroup, Inc. Annual Report on Form 10-K for the 1995 fiscal year will be furnished without charge to any shareholder upon written request.
Part II of the Annual Report on Form 10-K, containing the Company's audited financial statements for fiscal 1995 and Management's Discussion and Analysis of Financial Condition and Results of Operations, is attached to this proxy statement as Appendix A.

     Whether or not you plan to attend the meeting, please mark, date and sign the accompanying proxy and promptly return it in the enclosed envelope. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                           By Order of the Board of Directors

                                           W. RYLAND DOOLEY, III
                                           Chief Operating Officer


June 19, 1995

Ooltewah, Tennessee

                                 PROGROUP, INC.
                            6201 MOUNTAIN VIEW ROAD
                           OOLTEWAH, TENNESSEE 37363
                             ---------------------

                                PROXY STATEMENT
                             ---------------------


     This proxy statement is being mailed to shareholders of ProGroup, Inc., a Tennessee corporation (the "Company" or "ProGroup"), on or about June 19, 1995 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held at 10:00 a.m. on Tuesday, July 18, 1995, at the offices of the Company, 6201 Mountain View Road, Ooltewah, Tennessee 37363.


     A copy of the ProGroup, Inc. Annual Report on Form 10-K for the 1995 fiscal year will be furnished without charge to any shareholder upon written request.
Part II of the Annual Report on Form 10-K, containing the Company's audited financial statements for fiscal 1995 and Management's Discussion and Analysis of Financial Condition and Results of Operations, is attached to this proxy statement as Appendix A.

                            SOLICITATION OF PROXIES

     The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses in sending solicitation material to the beneficial owners of the Company's shares. In addition to soliciting proxies through the mail, proxies may also be solicited by officers and employees of the Company by telephone or otherwise.

     Granting a proxy does not preclude the right of the person giving the proxy to vote in person, and a person may revoke his or her proxy at any time before it has been exercised, by giving written notice to the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock, $.50 par value (the "Common Stock") which are entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, whether present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

     On all matters submitted to a vote of the shareholders at the Annual Meeting or any adjournment(s) thereof, each shareholder will be entitled to one vote for each share of Common Stock owned of record at the close of business on May 25, 1995.


     Proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting and any adjournment(s) thereof in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted according to the recommendations of the Board of Directors as stated in the proxy.


     Management knows of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     On May 25, 1995, the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting, the Company had issued and outstanding and entitled to vote 2,619,991 shares of Common Stock. The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of May 25, 1995, except as otherwise noted, with respect to (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each director and nominee, (iii) the Chief Executive Officer and the two other most highly compensated executive officers who earned in excess of $100,000 during the 1995 fiscal year, (iv) the former Chief Executive Officer of the Company, and (v) all directors and executive officers as a group:


                                                             AMOUNT AND NATURE OF           PERCENT OF
                 NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(1)          CLASS(2)
- ----------------------------------------------------------  -----------------------         ----------
DIRECTORS AND NOMINEES
Arthur P. Becker(3).......................................           235,013                    8.5
Robert H. Caldwell........................................            45,483(4)                 1.7
David S. Gonzenbach.......................................                 0                      *
James L. E. Hill..........................................                 0                      *
John T. Lupton(5).........................................         1,063,125                   30.5
John P. Murray, Jr........................................            20,000                      *
Russell B. Newton, III....................................           115,000(6)                 4.4
Arnold D. Palmer(7).......................................           324,445(8)                12.1

EXECUTIVE OFFICERS
W. Ryland Dooley, III(9)..................................            14,000(10)                  *
D. Scudder Graybeal.......................................            29,862                    1.1

5% OR MORE SHAREHOLDERS
Dawson-Samberg Capital Management, Inc.(11)...............           234,353(12)                8.9
C. C. Wang(13)............................................           418,500(14)               14.4

FORMER EXECUTIVE OFFICER
Richard E. Wenz(15).......................................           264,019                    9.4

ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (13
  PERSONS)................................................         1,851,928                   49.7


- ---------------

   * Less than 1% of the Common Stock.

 (1) Includes the following number of shares subject to purchase pursuant to options that are exercisable within 60 days of February 25, 1995 under the Company's Amended and Restated Employee Incentive Stock Option Plan or the 1992 Stock Option Plan: Mr. Becker -- 135,013 shares; Mr. Graybeal -- 10,000 shares; Mr. Murray -- 10,000 shares; Mr. Wenz -- 189,019 shares; and all executive officers and directors as a group -- 160,103 shares. Also includes the following numbers of shares subject to purchase pursuant to the exercise of warrants or convertible securities that are exercisable within 60 days of February 25, 1995: Mr. Lupton -- 862,000 shares; Mr. Dooley -- 14,000 shares; Mr. Palmer -- 70,000 shares; and all executive officers and directors as a group -- 946,000 shares.

 (2) For the purpose of computing the percentage of outstanding shares owned by each beneficial owner, the shares issuable pursuant to presently exercisable stock options or warrants held by such beneficial owner are deemed to be outstanding. Such options are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.
 (3) The address of this beneficial owner is 345 Park Avenue South, New York, New York 10010.
 (4) Does not include 16,388 shares held by Mr. Caldwell's wife, as to which shares Mr. Caldwell disclaims beneficial ownership.
 (5) The address for this beneficial owner is 702 Tallan Building, Two Union Square, Chattanooga, Tennessee 37402.

 (6) Includes 100,000 shares owned by Russell B. Newton, Jr. Irrevocable Trust, as to which shares Mr. Newton, III has investment authority as president of Timucuan Asset Management. Mr. Newton, III disclaims beneficial ownership of these shares.
 (7) The address of this beneficial owner is P.O. Box 52, Youngstown, Pennsylvania 15696.
 (8) Includes 70,000 warrants exercisable within 60 days of February 25, 1995 held by Arnold Palmer Enterprises, Inc., a company in which Mr. Palmer is the majority shareholder.

 (9) Mr. Dooley resigned as Chief Operating Officer of the Company on June 5, 1995. Mr. Dooley has agreed to continue to serve in such capacity until his successor is named.


(10) In connection with Mr. Dooley's resignation, Mr. Lupton has agreed to purchase the warrants currently held by Mr. Dooley.


(11) The address of this beneficial owner is 354 Pequot Avenue, Southport, Connecticut 06490.


(12) Includes 33,200 shares held in managed accounts for which this beneficial owner acts as investment advisor. Also includes 138,453 shares held by Pequot Partners Fund, L.P., and 62,700 shares held by Pequot International Fund, entities related to the principals of Dawson-Samberg Capital Management, Inc. This information is based solely on a Schedule 13D filed by Dawson-Samberg Capital Management, Inc. with the Securities and Exchange Commission on May 14, 1993.


(13) The address for this beneficial owner is 600 Third Avenue, New York, New York 10016.


(14) Includes 118,500 shares and 280,000 warrants exercisable within 60 days of February 25, 1995, held by the Wang Group, Inc., an investment company wholly-owned by Mr. Wang, and 20,000 shares held by U.S. Summit Corporation, an investment company controlled by Mr. Wang. This information is based upon a Schedule 13D filed by Mr. Wang on July 29, 1994, and an Amendment No. 1 to Schedule 13D filed on November 14, 1994, and an Amendment No. 2 to Schedule 13D filed on December 29, 1994.


(15) Mr. Wenz resigned as Chief Executive Officer and a Director of the Company on September 26, 1994. The address for this beneficial owner is 1293 Old Mill Lane, Elk Grove Village, Illinois 60007.


                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight members. Richard E. Wenz, formerly Chief Executive Officer and a director of the Company, resigned from such positions with the Company on September 26, 1994. Messrs. Lupton, Hill and Gonzenbach were each elected to the Board of Directors by the directors since the date of the 1994 Annual Meeting of Shareholders. All directors hold their positions until the next annual meeting of shareholders or until their successors are elected and duly qualified. Executive officers of the Company are appointed annually by the Board of Directors and serve at the Board's discretion.

     If any nominee for election as director is unable to serve, which the Board of Directors does not anticipate, the persons named in the proxy may vote for another person in accordance with their judgment. All of the nominees have previously served as directors of the Company.

     The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them, based upon information received from them, are as follows:

NOMINEES FOR DIRECTORSHIPS

           NAME             AGE                   PRINCIPAL OCCUPATION
- --------------------------  ---   ----------------------------------------------------
Arthur P. Becker..........  44    From 1993 to present, Chairman and Chief Executive
                                  Officer of BNOX, Inc., a sports accessory company,
                                    and from 1988 to 1993, Associate Director of Bear
                                    Stearns & Co., Inc., an investment bank, and a
                                    private investor; Chairman of the Board of the
                                    Company from February 1992 to March 1995, Chief
                                    Executive Officer of the Company from September
                                    1994 to March 1995 and a Director of the Company
                                    since February 1992.

           NAME             AGE                   PRINCIPAL OCCUPATION
- --------------------------  ---   ----------------------------------------------------
Robert H. Caldwell........  70    Self-employed investment counselor; Member of the
                                  Board of Trustees of the University of Chattanooga
                                    Foundation since 1970; Member, National Executive
                                    Committee of the Alexis de Tocqueville Society of
                                    the United Way since 1986; Director of Siskin
                                    Hospital for Rehabilitation; Director of the
                                    Company since 1964.
David S. Gonzenbach.......  41    From 1988 to present, executive officer, and from
                                  1994 to present, Chief Financial Executive of The
                                    Lupton Company, a private investment company; a
                                    Director of the Company since January 1995.
James L. E. Hill..........  59    From March 1995 to present, President and Chief
                                  Executive Officer of the Lupton Company, a private
                                    investment company; from 1993 to 1995, President,
                                    and from 1992 to 1993, Executive Vice President,
                                    of the Tennessee Aquarium, a non-profit charitable
                                    and educational organization; from 1991 to 1992,
                                    an executive officer with Dixie Yarns, Inc.; and
                                    from 1987 to 1991, a manager with Du Pont de
                                    Nemours & Co.; a Director of the Company since
                                    March 1995.
John T. Lupton............  68    Private investor; from 1977 to 1986, Chairman of JTL
                                  Corp., a soft-drink bottling company; a Director of
                                    the Company since January 1995, and Chairman and
                                    Chief Executive Officer since March 1995.
John P. Murray, Jr........  67    From 1985 through 1987, Chief Executive Officer of
                                  Wilson Sporting Goods Co.; from 1985 to 1989,
                                    Chairman of Wilson Sporting Goods Co.; Director of
                                    the Company since February 1992.
Russell B. Newton, III....  41    From 1982 to present, Chairman and, since 1985,
                                  President of Gulf Utility Company; President of RBN
                                    Company, a consulting service company; from 1990
                                    to present, President of Timucuan Asset
                                    Management, a registered investment adviser;
                                    Director of the Company since February 1992.
Arnold D. Palmer..........  65    Professional golfer; President of Arnold Palmer
                                  Enterprises, Inc.; Director of the Company from 1972
                                    to 1990 and since February 1992.


DIRECTORS' MEETINGS

     The Board of Directors held eleven meetings during the fiscal year ended February 25, 1995. Except for Mr. Palmer, each director attended in person or by telephone during his tenure more than 75% of the total of meetings of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.

     The functions of the Audit Committee are to meet with the independent public accountants of the Company, to review the audit plan for the Company, to review the annual audit of the Company with the accountants, together with any other reports or recommendations made by the accountants, to recommend whether the auditors should be continued as auditors for the Company and, if other auditors are to be selected, to recommend the auditors to be selected. The Audit Committee is also to review with the auditors for the Company the adequacy of the Company's internal controls and to perform such other duties as shall be delegated to the Committee by the Board of Directors. Messrs. Caldwell and Newton serve as the members of the Audit Committee. The Audit Committee met one time during the 1995 fiscal year.

     The functions of the Compensation Committee are to recommend to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation of the senior executives of the Company, including reviewing the salaries of the senior executives; recommending bonuses, stock options and other forms of additional compensation for them; establishing and reviewing policies regarding management perquisites and performing such other duties as shall be delegated to the Committee by the Board. Messrs. Becker, Murray and Newton serve as the members of the Compensation Committee. The Compensation Committee met one time during the 1995 fiscal year.

     The Board of Directors established an Executive Committee in March 1995. The functions of the Executive Committee are to exercise the powers of the Board of Directors, to the extent legally permissible, between meetings of the full Board of Directors. Messrs. Lupton, Hill and Gonzenbach serve as the members of the Executive Committee. The Executive Committee meets periodically.

     The functions of the Nominating Committee are to recommend nominees for election as directors to the Company's Board of Directors; to make recommendations to the Board with regard to qualified nominees for election as directors; to consider other matters pertaining to the size and composition of the Board and designate members of the Board's committees and to give appropriate consideration to qualified persons recommended by shareholders for nomination as director, provided that such recommendations are accompanied by sufficient information to permit the Committee to evaluate the qualifications and experience of the nominee. Messrs. Palmer and Becker serve as the members of the Nominating Committee. The Nominating Committee did not meet during the 1995 fiscal year.

DIRECTOR COMPENSATION

     Directors currently receive no compensation from the Company for service on the Board of Directors.

CERTAIN TRANSACTIONS

     As of March 1, 1992, the Company entered into a license agreement (the "License Agreement") with Arnold Palmer Enterprises, Inc. ("Enterprises"), pursuant to which the Company obtained a license to use the name, likeness and endorsement of Arnold Palmer ("Palmer") in connection with the advertisement, promotion and sale of golf clubs, bags, balls, gloves and other products. The License Agreement expands the scope of the Palmer license previously utilized by the Company. In exchange for the grant of the license, the Company pays Enterprises as a royalty a specified percentage of net sales of each different product category. The Company also pays a minimum annual royalty regardless of the royalty amount determined as a percentage of product sales. The License Agreement also sets forth the manner in which the Company and Enterprises divide sub-licensing royalties. The Company believes the License Agreement significantly enhances its advertisement, promotion and sale of golf equipment and apparel. The License Agreement expires March 1, 2002, but may be extended for successive five-year periods.

     On November 3, 1994, the Company completed a private placement of $5,000,000 aggregate principal amount of 6% Subordinated Notes due November 3, 1999 (the "Notes") with detachable warrants to purchase 1,000,000 shares of the Company's common stock at a price of $5.50 per share (the "Warrants"). The Warrants are exercisable for five years and vest 70% upon funding, 90% after one year and 100% after two years. The exercise price of the Warrants represents the closing sales price of the Company's common stock on October 21, 1994, when an agreement in principle was reached for the private placement of the Notes and Warrants. The purchasers of the Notes and Warrants were as follows: Mr.
Lupton -- $2,400,000 in Notes and 480,000 Warrants; Enterprises -- $500,000 in Notes and 100,000 Warrants; U.S. Summit Company -- $2,000,000 in Notes and 400,000 Warrants; Mr. Dooley -- $100,000 in Notes and 20,000 Warrants. The Company's Board of Directors received an opinion from an investment banking firm that the terms of the placement were fair to the shareholders from a financial point of view and the disinterested directors approved the transaction.

     On January 27, 1995, the Company completed an extension of its existing secured revolving credit facility until August 30, 1996. Mr. Lupton guaranteed payment of the credit facility. In consideration for this guaranty, Mr. Lupton received an $850,000 Convertible Subordinated Promissory Note due August 30, 1996, which bears interest at the prime rate plus 2% (the "Convertible Note"). The Convertible Note is convertible into the Company's common stock based on a conversion price of $6.25 per share. Mr. Lupton also received warrants to purchase 390,000 shares of the Company's common stock exercisable for up to five years at a price of $6.25 per share. The number of warrants can be reduced to 158,000 if the Company refinances its bank indebtedness by January 30, 1996 and the guarantee is released as a part of that refinancing. The Company's Board of Directors received an opinion from an investment banking firm that the consideration paid for the guaranty was fair to the shareholders from a financial point of view. In conjunction with this transaction, Mr. Lupton and Mr. Gonzenbach were elected to the Company's Board of Directors. In addition, Mr. Hill was subsequently elected to the Company's Board of Directors in March 1995.


     On March 17, 1995, the Company entered a $4,000,000 revolving credit facility with Mr. Lupton (the "Facility"), secured by a second lien on all of the Company's assets. The Facility bore interest at a floating rate equal to the prime rate plus 2%, and matured on December 31, 1995. At Mr. Lupton's election, the loan could be repaid in whole or in part in the Company's shares, based on a conversion price of $7.75 per share, which was the Company's closing price on March 15, 1995. For each incremental $100,000 in principal outstanding under the Facility, Mr. Lupton was to be issued 3,750 shares of the Company's common stock, up to a maximum of 150,000 shares. The Facility was replaced on April 10, 1995 by a $4,000,000 line of credit issued by a commercial bank which was guaranteed by Mr. Lupton.



     As additional consideration for the Facility, all 390,000 stock purchase warrants granted to Mr. Lupton in January 1995 were deemed immediately vested. The exercise price of these warrants will be subject to downward adjustment based on fluctuations in the trading price of the common stock of the Company on a day-to-day basis between March 15, 1995 and December 31, 1995 or the date of repayment of the Facility. Under the reset provision, the reset price on the warrants shall be the greater of $5.00 per share or the average trading price of the Company's common stock for any successive period of four calendar weeks commencing on March 13, 1995 until the date of exercise. The Company received an opinion from an investment banking firm that the terms of the transaction with Mr. Lupton were fair to the shareholders from a financial point of view.


REPORTING SECURITIES TRANSACTIONS


     Under the federal securities laws, the Company's directors, officers and persons holding more than 10% of the Company's Common Stock are required to report, within specified monthly and annual due dates, their initial ownership of Common Stock and all subsequent acquisitions, dispositions or other transfers of beneficial interest therein, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to describe in this proxy statement whether, to its knowledge, any person required to file such a report may have failed to do so in a timely manner. In this regard, all of the Company's directors and officers are believed to have satisfied such filing requirements in full, except for certain gifts of shares by Mr. Caldwell during the 1994 and 1995 fiscal years.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth information concerning compensation paid or accrued for the past three fiscal years to the Chief Executive Officer, the two other most highly compensated executive officers of the Company during the last fiscal year, and the former Chief Executive Officer of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                          ANNUAL COMPENSATION      OTHER       ------------       ALL
                                 FISCAL   -------------------      ANNUAL        OPTIONS/        OTHER
  NAME AND PRINCIPAL POSITION     YEAR     SALARY    BONUS(1)   COMPENSATION     SARS(#)      COMPENSATION
- -------------------------------  ------   --------   --------   ------------   ------------   ------------
Arthur P. Becker(2)               1995    $      0   $      0     $      0             --       $ 47,917(3)
  Chairman and Chief Executive
  Officer
W. Ryland Dooley, III(4)          1995      86,410          0            0             --             --
  Chief Operating Officer
Richard E. Wenz(5)                1995     152,173          0       85,000(6)          --             --
  Former Chief Executive          1994     252,500          0            0             --             --
  Officer                         1993     240,000    120,000            0        189,019             --
D. Scudder Graybeal               1995      94,941          0            0             --             --
  Vice President -- Arnold        1994      94,400          0            0             --             --
  Palmer Golf Company             1993      86,046     25,800            0             --             --

- ---------------

(1) Bonuses are accrued at the end of the fiscal year based on predetermined Company performance objectives and paid, after recommendation by the Compensation Committee and approval by the Board of Directors, in the following fiscal year.

(2) Mr. Becker was appointed Chief Executive Officer of the Company on September 26, 1994. Mr. Becker resigned as Chairman and Chief Executive Officer of the Company on March 9, 1995. Mr. Becker remains a Director of the Company.

(3) Represents payments to Mr. Becker under the terms of an agreement under which the Company agreed to pay an annual retainer of $50,000 in monthly installments for so long as Mr. Becker served as Chairman of the Board. The retainer was also in consideration of Mr. Becker's services in negotiating the Company's License Agreement with Enterprises.

(4) Mr. Dooley was appointed Chief Operating Officer of the Company on September 26, 1994. Mr. Dooley resigned as Chief Operating Officer of the Company on June 5, 1995. Mr. Dooley has agreed to continue to serve in such capacity until his successor is named.

(5) Mr. Wenz resigned as Chief Executive Officer of the Company on September 26, 1994.
(6) Includes reimbursed relocation expenses of $85,000.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year and unexercised options held as of February 25, 1995:

                    AGGREGATED EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF
                                                                       NUMBER OF          UNEXERCISED
                                                                      UNEXERCISED         IN-THE-MONEY
                                                                       OPTIONS AT          OPTIONS AT
                                          SHARES                       FY-END(#)           FY-END($)
                                         ACQUIRED         VALUE       EXERCISABLE/        EXERCISABLE/
                NAME                  ON EXERCISE(#)   REALIZED($)   UNEXERCISABLE       UNEXERCISABLE
- ------------------------------------  --------------   -----------   --------------   --------------------
Arthur P. Becker....................         0              --            135,013/0         --/--
W. Ryland Dooley, III...............         0              --                  0/0         --/--
Richard E. Wenz.....................         0              --            189,019/0         --/--
D. Scudder Graybeal.................         0              --              5,000/0         --/--
                                                                            5,000/0         --/--

RETIREMENT PLAN

     Prior to December 31, 1993, substantially all full-time salaried employees of the Company who had completed one credited year of service were eligible to receive benefits under the Company's Salaried Retirement Plan (the "Plan"). A participant receives a full year of credited service for each plan year in which 1,000 or more hours of service are earned. The normal retirement benefit is 1.5% of final-average earnings multiplied by years of benefit accrual service minus 1.42857% of Primary Social Security Benefit multiplied by years of benefit accrual service not in excess of 35. Final-average earnings is the greater of earnings in the last 12 months of employment and average earnings during the last 60 months of employment. The cash and bonus compensation shown in the Summary Compensation Table above are earnings covered by the Plan. The normal form of retirement benefit is a life annuity.

     During fiscal 1994, the Company curtailed the benefits under the Plan. Under this curtailment, nonunion employees that are not at least age 50 with at least five years of service will accrue no further benefits under the Plan. During fiscal 1994, the Company established a 401(k) profit-sharing plan covering substantially all employees at least 21 years of age with six months of service. The 401(k) plan allows for employees to contribute a portion of their compensation subject to certain limitations. The Company may make discretionary contributions to the 401(k) plan.


     As of February 25, 1995, the number of years of credited service for Mr. Graybeal was 21. Messrs. Becker and Dooley are not eligible to receive benefits under the Plan. Mr. Wenz, at the time of his resignation from positions with the Company, had two years of credited service.

     The table below shows the estimated annual pension payable under the Retirement Plan to an employee, including an employee who is a Director or executive officer, upon retirement in 1994 at age 65 after selected periods of service.

                                    YEARS OF SERVICE
                 -------------------------------------------------------
REMUNERATION       15          20          25          30          35
- ------------     -------     -------     -------     -------     -------
  $ 75,000        13,900      18,600      23,200      27,900      32,600
    90,000        17,300      23,100      28,900      34,600      40,400
   120,000        24,000      32,100      40,100      48,100      56,200
   250,000        50,100      66,800      83,600     100,300     115,600
   450,000       115,641*    115,641*    115,641*    115,641*    115,641*

- ---------------

* Federal law requires that compensation in excess of $150,000 per year be excluded for purposes of determining pension benefits in qualified retirement plans, effective January 1, 1994. However, for those employees whose compensation exceeded $150,000 prior to 1994, additional benefits may be paid as a result of benefits accrued prior to 1994.


AGREEMENTS WITH CERTAIN EXECUTIVE OFFICERS



     Mr. Dooley resigned as Chief Operating Officer of the Company on June 5, 1995. Mr. Dooley has agreed to continue to serve in such capacity until his successor is named. The Company has agreed to pay Mr. Dooley at the time of his departure a severance payment equal to 30 days of his base salary. In connection with Mr. Dooley's resignation, Mr. Lupton has agreed to purchase the $100,000 in Notes and 20,000 Warrants purchased by Mr. Dooley from the Company on November 3, 1994.


                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company and the compensation plans and specific compensation levels for executive officers, and administers the various stock option, management incentive and retirement plans maintained by the Company. The Compensation Committee is composed of three independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission.

EMPLOYEE INCENTIVE STOCK OPTION PLAN


     The Company maintains an Amended and Restated ProGroup Employee Incentive Stock Option Plan ("Incentive Option Plan"), pursuant to which key executive employees are eligible for the grant of incentive options in Common Stock, as an incentive and reward, such grants being determined by the Compensation Committee. The aggregate number of shares that may be issued under the Incentive Option Plan is 500,000. As of February 25, 1995, 244,700 shares remained available for future issuance. The option price per share under the Incentive Option Plan cannot be less than the fair market value of the Common Stock at the date of grant and the term of the option cannot exceed 10 years.


INCENTIVE COMPENSATION PLAN

     The Board of Directors has adopted the ProGroup, Inc. Incentive Compensation Plan ("Incentive Plan"). The purpose of the Incentive Plan is to attract, retain and reward executive officers and key employees by offering performance based incentives payable in cash and/or stock options.

     Executive officers and other key employees are eligible to participate in the Incentive Plan, which is administered by the Compensation Committee. Awards under the Incentive Plan are granted to participants on an annual basis to the extent the Company has achieved certain target levels of earnings before taxes and return on net assets set by management and approved by the Board of Directors at the beginning of such year. No awards were granted under the Incentive Plan for fiscal 1995.

EXECUTIVE OFFICER COMPENSATION

     The current Chief Executive Officer of the Company is not an employee of the Company and serves without compensation. The base salary of the Chief Operating Officer (COO) is based upon the salaries for persons holding a similar position at comparable companies. Awards to the COO under the Incentive Plan are granted on an annual basis to the extent the Company has achieved certain target levels of earnings before taxes and return on net assets set by management and approved by the Board of Directors at the beginning of such year.

     The Compensation Committee has adopted similar policies with respect to compensation of other executive officers of the Company. Using salary survey data from various sources, the committee establishes base salaries that are within the range of salaries for persons holding similarly-responsible positions at other companies. In addition, the committee considers factors such as relative Company performance, the individual's past performance and future potential in establishing the base salaries of executive officers.

     The committee's policy regarding other elements of the compensation package for senior executive officers is similar to that of the COO's in that the annual bonus is tied to achievement of performance targets. In addition to the Company's achievement of targeted earnings before taxes and return on net assets levels as described above, the Compensation Committee also considers the executive officer's achievement of individual performance objectives relating to the overall success of the Company, such as increased sales, improved productivity, enhanced operational efficiencies, and other factors which lead to greater overall profitability.

     Submitted by the Compensation Committee of the Company's Board of Directors

                                Arthur P. Becker, Member
                                John P. Murray, Jr., Member
                                Russell B. Newton, III, Member

                              COMPANY PERFORMANCE

     The following graph shows a comparison of cumulative total returns to shareholders of the Company, assuming reinvestment of dividends, for the five-year period ending at the end of the 1995 fiscal year, with the return from: (i) the NASDAQ Stock Market Total Return Index and (ii) an Index for NASDAQ stocks in Standard Industrial Classification 394 (Toys and Sporting Goods Companies).


CRSP Total Returns Index for:                       02/23/90  02/25/91  02/25/92  02/25/93  02/25/94  02/24/95
- ----------------------------                        --------  --------  --------  --------  --------  --------
PROGROUP, INC.                                       100.0      58.3      84.0       91.2     132.0     67.2
Nasdaq Stock Market (US Companies)                   100.0     111.4     156.8      169.1     199.1    203.3
NASDAQ Stocks (SIC 3940-3949 US Companies)           100.0     100.2     132.0      124.2     153.8    117.5
Dolls, Toys, Games and Sporting and Athletic Goods

Notes:
    A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B.  The indexes are reweighted daily, using the market cpaitalization on the previous trading day.
    C.  If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D.  The index level for all series was set to $100.0 on 02/23/90.


                 PROPOSAL 2:  AUTHORIZATION OF PREFERRED STOCK

     On April 12, 1995, the Board of Directors unanimously approved and recommended that the shareholders approve an amendment to Part I, Paragraph 6.A. of the Company's Restated Charter (the "Charter") that would create and authorize the issuance of up to 1,000,000 shares of preferred stock in one or more series having such terms and preferences as may be designated from time to time by the Board of Directors. To be adopted, the proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of Common Stock of the Company entitled to vote thereon at the meeting. The Board of Directors believes that it is in the best interests of the Company and its shareholders to amend the Charter to give effect to the proposed amendment.

     Part I, Paragraph 6.A. of the Charter, as amended by the proposed amendment, would read as follows:

          AUTHORIZED SHARES. The maximum number of shares that the corporation is authorized to issue is ten million (10,000,000) shares of common stock, having a par value of Fifty Cents ($.50) per share and one million (1,000,000) shares of preferred stock, having a par value of Fifty Cents ($.50) per share. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance from time to time of the shares of preferred stock in one or more additional series, and by adopting resolutions to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof. Upon adopting such resolution or resolutions, the Board of Directors shall cause a certificate of designation setting forth such resolution or resolutions and the number of shares of stock of such class or series as to which such resolution or resolutions shall apply to be executed and filed in accordance with applicable Tennessee law.


     The Board of Directors considers the proposed creation and authorization of the issuance of preferred shares desirable because it would give the Company the necessary flexibility to issue preferred stock in connection with offerings, financing, acquisitions and for other general corporate purposes without the expense and delay incidental to obtaining shareholder approval of a charter amendment at the time of such action. The Company has no present plans, arrangements or understandings to issue preferred stock pursuant to an offering or otherwise.


     Although the Board of Directors has no present intention of issuing additional shares for such purposes, the proposed creation and authorization of the issuance of such preferred stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such preferred shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company. The amendment of the Charter is not being proposed in response to any known effort to acquire control of the Company.

     The Board of Directors unanimously recommends a vote "FOR" the approval of the amendment to Part I, Paragraph 6.A. of the Company's Charter to create and authorize the issuance of preferred stock.

              PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to serve for the fiscal year ending February 24, 1996. Although shareholder ratification is not required by the Company's charter or by-laws, or under applicable law, the Board of Directors requests your ratification.

     Representatives of Arthur Andersen LLP will be present at the annual meeting and will be given an opportunity to make a statement, if they desire, and to respond to questions.

                             SHAREHOLDER PROPOSALS


     Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received by the Company not later than February 18, 1996 for inclusion in its Proxy Statement and form of proxy relating to that meeting. Any such proposals, as well as any questions relating thereto, should be directed to ProGroup, Inc., 6201 Mountain View Road, Ooltewah, Tennessee 37363.



June 19, 1995

                                                                      APPENDIX A

MARKET FOR THE COMPANY'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS.

MARKET PRICES

     The Company's common shares trade on The Nasdaq Stock Market under the symbol "PRGR." Based upon transfer agent records, the Company's common shares were held by approximately 1,200 shareholders as of May 19, 1995. A quarterly summary of the high and low market prices per common share for fiscal 1995 and 1994 as reported by Nasdaq is shown below:

                                                           1995                   1994
                                                     ----------------       -----------------
                                                      HIGH       LOW         HIGH       LOW
                                                     ------     -----       ------     ------
    Quarter ended:
      May..........................................  $13.75     $9.50       $14.50     $10.00
      August.......................................   10.25      5.75        16.00      12.25
      November.....................................   10.25      5.50        14.75      12.50
      February.....................................    9.00      5.75        16.50      12.00

DIVIDENDS

     Payment of dividends is at the discretion of the Company's Board of Directors and depends, among other factors, on earnings, capital requirements for planned growth, and the operating and fiscal condition of the Company. The Company's loan agreements currently prohibit the payment of dividends. No dividends were paid during fiscal 1995 and 1994.

SELECTED FINANCIAL DATA.

                                                         FISCAL YEAR ENDED                     1992
                                          -----------------------------------------------   TRANSITION
                                           1995      1994      1993      1991      1990       PERIOD
                                          -------   -------   -------   -------   -------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Operations Information:
Net sales from continuing operations....  $24,621   $24,726   $18,697   $18,623   $22,648    $  4,425
Income (loss) from continuing
  operations............................  $(9,460)  $(1,054)  $(1,016)  $  (702)  $  (691)   $ (2,617)
Balance Sheet Information:
Total assets............................  $31,271   $40,258   $36,435   $27,275   $28,039    $ 25,060
Long-term obligations outstanding.......  $ 7,473   $ 3,621   $   572   $ 2,409   $ 1,859    $    651
Per Common Share Data:
Income (loss) per share from continuing
  operations............................  $ (3.73)  $  (.42)  $  (.42)  $  (.30)  $  (.28)   $  (1.11)
Dividends per share.....................  $     0   $     0   $     0   $   .10   $   .20    $      0
Common shares outstanding at end of
  period................................    2,539     2,537     2,517     2,353     2,372       2,353

     In February 1992, the Board of Directors of the Company approved a change in fiscal year end from one ending on the Saturday closest to the end of September to one ending on the Saturday closest to the end of February. Selected financial data for fiscal 1995, 1994 and 1993 relates to the years ended February 25, 1995, February 26, 1994, and February 27, 1993, while fiscal 1991 and 1990 relate to the years ended September 28, 1991, and September 29, 1990, respectively. The 1992 transition period relates to the five-month period ended February 22, 1992.

     Effective February 28, 1993, the Company elected to change its method of inventory valuation from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method. As required by generally accepted accounting principles, the Company has retroactively restated the prior period financial statements for this change.

     In May, 1995, the Company sold its Duckster line of business. The results of discontinued operations have been reported separately from the results of continuing operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

COMPARISON OF YEARS ENDED FEBRUARY 25, 1995, AND FEBRUARY 26, 1994

  Financial Condition

     As of February 25, 1995, the Company had working capital of $2.8 million and a current ratio of 1.1 to 1. The Company generally relies upon internally generated cash and short-term borrowings to satisfy working capital and normal capital expenditure needs. The Company maintains a $16 million short-term line of credit. Outstanding borrowings under the short-term line of credit as of February 25, 1995, were $11.8 million. Advances under this line bear interest at a variable rate based on the prime rate less .50% (8.5% at February 25, 1995). The line of credit matures on August 30, 1996.

     At the end of the first two quarters of fiscal 1995, the Company was in violation of certain of the loan covenants related to its short-term line of credit and term loan with a bank. In October, 1994, the Company executed a loan modification agreement with the bank, whereby the Company was no longer in violation of any of the covenants, and the maturity date of the line of credit was accelerated to January 31, 1995. Additionally, the October loan modification agreement increased interest rates substantially and the Company agreed to assign certain intellectual property to the bank if the Company could not secure additional capital investment. The Company was able to secure additional capital through a November 3, 1994 private placement of $5.0 million in subordinated notes with detachable stock purchase warrants. In the fourth quarter of fiscal 1995, the Company renegotiated the loan agreement with the bank, resulting in an extension of the loan's maturity date to August 30, 1996. The Company's obligations to the bank under the line of credit have been guaranteed by the Company's Chairman and Chief Executive Officer (the Guarantor). The Company obtained an additional $4.0 million revolving credit facility, which expires on March 15, 1996, and which is also guaranteed by the Guarantor.

     During fiscal year 1995, cash was provided primarily through the issuance of subordinated debt and warrants of $5.0 million, the decrease in accounts receivable of $4.9 million, the increase in accrued liabilities of $1.4 million and the increase of $1.2 million in the revolving line of credit.

     Cash, generated from the above sources, was used primarily to fund the operating loss. The Company believes that available borrowings under its lines of credit and internally generated funds are sufficient to support the current working capital and capital expenditure requirements during fiscal 1996. The Company expects capital expenditures to be approximately $700,000 in fiscal 1996.

  Results of Operations

     Net sales from continuing operations for fiscal year 1995 decreased slightly by $105,000, to $24.6 million, compared with fiscal 1994. Retail sales increased 38% resulting from a 48% increase in club sales and a 20% increase in bag sales. Sales to golf courses and golf shops decreased 28% to $10.2 million from $14.1 million in fiscal 1994. The decrease was primarily in club sales while bag sales were relatively unchanged. Gross profit as a percent of net sales decreased to 13.6% in fiscal 1995 from 29.5% in the prior year. Large inventory write-downs and manufacturing inefficiencies, especially in the Company's bag production facilities, were the primary reasons for this decrease.

     The Company's new management has taken a more aggressive approach to selling prior season inventories in order to turn them into cash more quickly than in prior years. During fiscal 1995, the Company took steps to outsource a portion of its bag production in order to decrease manufacturing variances.

     Selling expenses increased by $1.4 million or 28.8% for fiscal 1995 compared to the previous year. Advertising expenses for clubs comprised the majority of the increase along with increases in expenditures for playing pro contracts and salesmen's commissions on retail sales.

     General and administrative expenses increased $0.4 million or 9.8% in fiscal 1995. Increased legal and professional services, employee relocation costs and a full year of funding the Company's 401(k) plan were the major factors in the increase.

     Interest expense increased 127%, or $0.8 million, in fiscal 1995 compared to fiscal 1994. Increased long-term borrowings from the issuance of $5.0 million of subordinated debt and higher interest rates on the Company's short-term line of credit and term loan caused the increase.

     During fiscal year 1995, the Company recorded an income tax provision of $735,000. The income tax provision was principally the result of recording a valuation allowance against previously recognized deferred tax assets due to the uncertainty of the realization of the related benefits.

  Impact of Inflation and Changing Prices

     Management believes that the impact of inflation and other changes in prices during fiscal 1995 and 1994 had no material effect on the Company's financial condition or operating results.

COMPARISON OF YEARS ENDED FEBRUARY 26, 1994, AND FEBRUARY 27, 1993

  Financial Condition

     As of February 26, 1994, the Company had working capital of $9.2 million and a current ratio of 1.4 to 1. The Company maintained a $14.0 million short-term line of credit which was utilized as needed in fiscal year 1994. Outstanding borrowings under the short-term line of credit as of February 26, 1994, were $10.7 million. Additionally, during fiscal year 1994, the Company obtained proceeds of $3.0 million from a seven-year term loan which bears interest at 6.5%. These funds were used primarily for working capital purposes.

     At February 26, 1994, the Company was in violation of certain of the loan covenants related to its short-term line of credit and term loan with a bank. The Company obtained a waiver from the bank for the year-end loan covenant violations. Due to the loan covenant violations, the remaining balance of the term loan was included in current maturities of long-term debt in the balance sheet as of February 26, 1994.

     During fiscal 1994, cash was provided primarily through long-term borrowing of $3.2 million and a net increase in short-term borrowings of $2.3 million on the line of credit.

     Cash was used primarily to fund the operating loss and to finance receivables, which increased $2.1 million, and prepaid expenses, which increased $1.3 million compared with February 27, 1993. Additionally, $905,000 was spent on capital additions.

  Results of Operations

     Net sales for fiscal 1994 increased by $6.0 million, or 32%, compared with fiscal 1993. Retail sales increased by 79% resulting from nearly a quadrupling of club sales offset by a slight decrease in bag sales. Sales to golf courses and golf shops increased moderately by 13% compared with fiscal 1993. Gross profit as a percent of net sales increased to 29.5% from 28.0%.

     Selling expenses increased by $1.7 million, or 51.1%, for fiscal 1994 compared with fiscal 1993. Advertising expenses were the largest factor in this change, while salesmen's salaries and commissions and related payroll taxes also increased.

     General and administrative expenses increased by $135,000, or 3.4%, compared with fiscal 1993. Increases in salaries, other professional services, rental and lease payments and stockholder transfer and relations expenses were offset by decreased bonus expense and bad debt expense.

     Other income increased $209,000, or 41%, in fiscal 1994 compared with the prior year primarily due to recording a $394,000 curtailment gain on freezing the Company's hourly and salaried defined benefit plans and replacing them with a 401(k) savings plan.

     Interest expense increased by $407,000, or 215%, in fiscal 1994 compared with fiscal 1993. The increase was due to increased borrowings under the Company's short-term line of credit and the additional borrowings from the $3.0 million term loan.

     Effective February 28, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109") using the cumulative catch-up method. The cumulative effect of adopting SFAS 109 was not material. The income tax benefit recorded by the Company in fiscal 1994 was based on the provisions of SFAS 109. The fiscal 1993 income tax position was based on an effective tax rate of 40%.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

     Report of Independent Public Accountants

     Balance Sheets as of February 25, 1995 and February 26, 1994

     Statements of Operations for the Years Ended February 25, 1995, February
        26, 1994 and February 27, 1993

     Statements of Stockholders' Equity for the Years Ended February 25, 1995,
        February 26, 1994 and February 27, 1993

     Statements of Cash Flows for the Years Ended February 25, 1995, February
        26, 1994 and February 27, 1993

     Notes to Financial Statements

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of ProGroup, Inc.:

     We have audited the accompanying balance sheets of PROGROUP, INC. (a Tennessee corporation) as of February 25, 1995 and February 26, 1994 and the related statements of operations, stockholders' equity and cash flows for the years ended February 25, 1995, February 26, 1994, and February 27, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProGroup, Inc. as of February 25, 1995 and February 26, 1994 and the results of its operations and its cash flows for the years ended February 25, 1995, February 26, 1994, and February 27, 1993 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
May 18, 1995

                                 PROGROUP, INC.

                                 BALANCE SHEETS
                    FEBRUARY 25, 1995 AND FEBRUARY 26, 1994
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                            1995        1994
                                                                           -------     -------
                                            ASSETS
CURRENT ASSETS:
  Cash...................................................................  $    34     $    50
  Accounts receivable, less allowance for doubtful accounts of $1,049 in
     1995 and $478 in 1994...............................................    7,184      12,093
  Refundable income taxes and deferred income tax benefit................        0         783
  Inventories............................................................   15,101      15,706
  Prepaid expenses and other.............................................      478       1,059
                                                                           -------     -------
          Total current assets...........................................   22,797      29,691
                                                                           -------     -------
PROPERTY, PLANT, AND EQUIPMENT, net......................................    3,778       7,749
                                                                           -------     -------
OTHER ASSETS:
  Non-current assets of discontinued operations..........................    2,423           0
  Goodwill...............................................................       85         793
  Other..................................................................    2,188       2,025
                                                                           -------     -------
          Total other assets.............................................    4,696       2,818
                                                                           -------     -------
                                                                           $31,271     $40,258
                                                                           =======     =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term obligations............................  $   407     $ 3,025
  Short-term borrowings from bank........................................   11,829      10,661
  Accounts payable.......................................................    4,120       4,160
  Accrued liabilities....................................................    3,629       2,635
                                                                           -------     -------
          Total current liabilities......................................   19,985      20,481
                                                                           -------     -------
LONG-TERM OBLIGATIONS, net of current maturities.........................    7,066         596
                                                                           -------     -------
COMMITMENTS AND CONTINGENCIES (NOTE 9)
STOCKHOLDERS' EQUITY:
  Common stock, $.50 par value, 10,000,000 and 4,000,000 shares authorized in 1995 and 1994, respectively; 2,539,366 and 2,536,866
     shares issued and outstanding in 1995 and 1994, respectively........    1,270       1,268
  Additional paid-in capital.............................................    4,118       2,295
  Retained earnings (deficit)............................................   (1,168)     15,618
                                                                           -------     -------
          Total stockholders' equity.....................................    4,220      19,181
                                                                           -------     -------
                                                                           $31,271     $40,258
                                                                           =======     =======

        The accompanying notes are an integral part of these statements.

                                 PROGROUP, INC.

                            STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994, AND FEBRUARY 27, 1993
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                         FISCAL YEARS
                                                               --------------------------------
                                                                 1995        1994        1993
                                                               --------     -------     -------
NET SALES....................................................  $ 24,621     $24,726     $18,697
COST OF SALES................................................    21,280      17,427      13,457
                                                               --------     -------     -------
          Gross profit.......................................     3,341       7,299       5,240
SELLING EXPENSES.............................................     6,368       4,959       3,282
GENERAL AND ADMINISTRATIVE EXPENSES..........................     4,520       4,105       3,970
                                                               --------     -------     -------
                                                                 (7,547)     (1,765)     (2,012)
                                                               --------     -------     -------
OTHER INCOME (EXPENSE):
  Interest expense...........................................    (1,354)       (596)       (189)
  Gain on pension curtailment................................         0         394           0
  Other, net.................................................       176         323         508
                                                               --------     -------     -------
                                                                 (1,178)        121         319
                                                               --------     -------     -------
          Loss from continuing operations before income
            taxes............................................    (8,725)     (1,644)     (1,693)
BENEFIT (PROVISION) FOR INCOME TAXES.........................      (735)        590         677
                                                               --------     -------     -------
LOSS FROM CONTINUING OPERATIONS..............................    (9,460)     (1,054)     (1,016)
                                                               --------     -------     -------
DISCONTINUED OPERATIONS (NOTE 10):
  Income (loss) from discontinued operations, net of tax
     benefit (provision) of $0, $513, and $(1,233) in 1995,
     1994 and 1993, respectively.............................    (6,082)       (920)      1,849
  Loss on disposal of discontinued operations................    (1,244)          0           0
                                                               --------     -------     -------
                                                                 (7,326)       (920)      1,849
                                                               --------     -------     -------
NET INCOME (LOSS)............................................  $(16,786)    $(1,974)    $   833
                                                               ========     =======     =======
NET INCOME (LOSS) PER SHARE FROM:
  Continuing operations......................................  $  (3.73)    $  (.42)    $  (.42)
  Discontinued operations....................................     (2.88)       (.36)        .77
                                                               --------     -------     -------
                                                               $  (6.61)    $  (.78)    $   .35
                                                               ========     =======     =======

        The accompanying notes are an integral part of these statements.

                                 PROGROUP, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994, AND FEBRUARY 27, 1993
                                 (IN THOUSANDS)

                                                    COMMON STOCK     ADDITIONAL   RETAINED
                                                   ---------------    PAID-IN     EARNINGS
                                                   SHARES   AMOUNT    CAPITAL     (DEFICIT)   TOTAL
                                                   ------   ------   ----------   --------   --------
BALANCE at February 22, 1992.....................  2,353    $1,176     $  915     $ 16,759   $ 18,850
  Net income.....................................      0         0          0          833        833
  Exercise of stock options......................     14         7         70            0         77
  Issuance of common stock.......................    150        75      1,140            0      1,215
                                                   -----    ------     ------     --------   --------
BALANCE at February 27, 1993.....................  2,517     1,258      2,125       17,592     20,975
  Net loss.......................................      0         0          0       (1,974)    (1,974)
  Exercise of stock options......................     20        10        170            0        180
                                                   -----    ------     ------     --------   --------
BALANCE at February 26, 1994.....................  2,537     1,268      2,295       15,618     19,181
  Net loss.......................................      0         0          0      (16,786)   (16,786)
  Exercise of stock options......................      2         2         17            0         19
  Issuance of warrants for 1,158 shares of
     common stock................................      0         0      1,806            0      1,806
                                                   -----    ------     ------     --------   --------
BALANCE at February 25, 1995.....................  2,539    $1,270     $4,118     $ (1,168)  $  4,220
                                                   =====    ======     ======     ========   ========

        The accompanying notes are an integral part of these statements.

                                 PROGROUP, INC.

                            STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 25, 1995, FEBRUARY 26, 1994, AND FEBRUARY 27, 1993
                                 (IN THOUSANDS)

                                                                          FISCAL YEARS
                                                                 ------------------------------
                                                                   1995       1994       1993
                                                                 --------    -------    -------
OPERATING ACTIVITIES:
  Net income (loss)............................................  $(16,786)   $(1,974)   $   833
  Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Depreciation and amortization.............................       832        791        721
     Deferred income tax provision (benefit)...................       476     (1,103)       667
     Gain on pension curtailment...............................         0       (394)         0
     Loss on disposal of property, plant, and equipment........       114          5          7
     Loss on disposal of discontinued operations...............     1,244          0          0
     Other.....................................................       348          0          0
     Changes in operating assets and liabilities:
       Accounts receivable.....................................     4,909     (2,078)    (6,384)
       Refundable income taxes and deferred income tax
          benefit..............................................       259        876        399
       Inventories.............................................       605       (340)    (5,154)
       Prepaid expenses and other..............................     1,117     (1,327)      (459)
       Accounts payable........................................       (40)       308      1,891
       Accrued liabilities.....................................     1,420        924       (276)
                                                                 --------    -------    -------
          Net cash used in operating activities................    (5,502)    (4,312)    (7,755)
                                                                 --------    -------    -------
INVESTING ACTIVITIES:
  Additions to property, plant, and equipment..................      (400)      (905)    (1,058)
  Proceeds from sale of property, plant, and equipment.........       117          0          0
  Other........................................................         0       (122)        (6)
                                                                 --------    -------    -------
          Net cash used in investing activities................      (283)    (1,027)    (1,064)
                                                                 --------    -------    -------
FINANCING ACTIVITIES:
  Net increase in short-term borrowings from bank..............     1,168      2,326      7,606
  Proceeds from debt issuance and related warrants.............     5,000          0          0
  Proceeds from term debt......................................         0      3,000          0
  Principal payments on long-term obligations..................      (418)      (167)       (79)
  Issuance of common stock.....................................        19        180      1,292
                                                                 --------    -------    -------
          Net cash provided by financing activities............     5,769      5,339      8,819
                                                                 --------    -------    -------
NET DECREASE IN CASH...........................................       (16)         0          0
CASH, beginning of period......................................        50         50         50
                                                                 --------    -------    -------
CASH, end of period............................................  $     34    $    50    $    50
                                                                 ========    =======    =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments (refunds) during the period for:
     Interest..................................................  $  1,088    $   544    $   174
                                                                 ========    =======    =======
     Income taxes, net.........................................  $   (534)   $  (365)   $    52
                                                                 ========    =======    =======

        The accompanying notes are an integral part of these statements.

                                 PROGROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

     (For purposes of these financial statements, "fiscal years 1995, 1994, and 1993" relate to the years ended February 25, 1995, February 26, 1994, and February 27, 1993, respectively. All monetary amounts are expressed in thousands of dollars unless contrarily evident.)

1. COMPANY BACKGROUND

     ProGroup, Inc. ("ProGroup" or the "Company") was incorporated in Tennessee in 1931 and began operations as the Professional Golf Co., Inc. In 1966 it merged with First Flight Co. and in 1975 changed its name to ProGroup, Inc. ProGroup manufactures, markets and distributes a full line of golf products, including Arnold Palmer, Peerless and First Flight golf equipment; Hot-Z golf bags and luggage; and Duckster headwear, outerwear and shirts. ProGroup owns, subject to certain exceptions, the exclusive worldwide right to the Arnold Palmer trade name in connection with the Company's manufacture, sale and distribution of golf products. The Company sells primarily to retailers and grants credit to customers based on defined payment terms. Three large retail customers accounted for 36%, 23%, and 19%, of net sales from continuing operations for fiscal 1995, 1994, and 1993, respectively.

     As discussed in Note 10, on May 5, 1995, the Company sold the Duckster line of headwear, outerwear, and shirts.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Discontinued Operations

     Consistent with the provisions of Accounting Principles Board Opinion No. 30 ("APB 30"), the results of discontinued operations have been reported separately from the results of continuing operations, and a provision has been made for the estimated loss on the disposal of the Duckster line of business.

  Inventories

     Effective February 28, 1993, the Company retroactively changed its method of valuing inventories from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method (Note 3). Inventories are valued at the lower of cost or market. Cost includes material, labor and factory overhead. Market is net realizable value for finished goods. For raw materials and work in process, market is replacement cost.

  Goodwill

     The excess of cost over net book value of companies acquired ("goodwill") relates to businesses acquired before November 1, 1970, and is not required to be amortized. The Company continually evaluates whether later events and circumstances have occurred which would indicate that goodwill is not recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related businesses' undiscounted net income in measuring whether goodwill is recoverable.

                                 PROGROUP, INC.

  Property, Plant, and Equipment

     Property, plant, and equipment are recorded at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense as incurred. The property, plant, and equipment balances consisted of the following at February 25, 1995 and February 26, 1994:

                                                                        1995        1994
                                                                       -------     -------
    Land.............................................................  $   479     $   703
    Buildings and improvements.......................................    4,351       6,124
    Machinery and equipment..........................................    1,859       5,852
    Furniture, fixtures, and leasehold improvements..................      829         920
    Construction in progress.........................................      173         257
                                                                       -------     -------
                                                                         7,691      13,856
    Less accumulated depreciation and amortization...................   (3,913)     (6,107)
                                                                       -------     -------
                                                                       $ 3,778     $ 7,749
                                                                       =======     =======

     Included in non-current assets of discontinued operations is $2,111 of property, plant, and equipment stated at the lower of cost or estimated net realizable value.

     Depreciable assets are depreciated principally using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes over the estimated useful lives of the related assets. The estimated useful lives used in computing annual depreciation provisions are as follows:

                                                                                   YEARS
                                                                                  -------
    Buildings and improvements..................................................  5 to 31
    Machinery and equipment.....................................................  3 to 10
    Furniture, fixtures and leasehold improvements..............................  3 to 10

  Fiscal Year

     The Company's fiscal year is based on a 52-53-week period ending on the Saturday closest to the end of February.

  Net Income (Loss) Per Share

     The computation of net income (loss) per share is based on the weighted average number of common shares outstanding during the period after adding common stock equivalents having a dilutive effect. The weighted average number of shares and equivalents outstanding for fiscal 1995, 1994, and 1993 are 2,537,876, 2,521,674, and 2,394,747, respectively.

  Reclassifications

     Certain prior period amounts have been reclassified to conform with the fiscal 1995 financial statement presentation.

                                 PROGROUP, INC.

3. INVENTORIES

     Inventories as of February 25, 1995 and February 26, 1994, were as follows:

                                                                        1995        1994
                                                                       -------     -------
    Raw materials....................................................  $ 4,521     $ 6,352
    Work-in-process..................................................    1,474       1,605
    Finished goods...................................................    9,106       7,749
                                                                       -------     -------
                                                                       $15,101     $15,706
                                                                       =======     =======

4. SHORT-TERM BORROWINGS

     Short-term borrowings during fiscal 1995 and 1994 consisted of advances under a line of credit with a bank. At the end of the first two quarters of fiscal 1995, the Company was in violation of substantially all financial covenants under the line of credit agreement. In October 1994, the Company executed a loan modification agreement with the bank, whereby the maturity date of the line of credit was accelerated to January 31, 1995 and interest rates were increased substantially.

     In connection with a guarantee of the line of credit in January 1995, by a significant shareholder and director (the "Guarantor"), the line of credit was amended to extend the maturity date to August 30, 1996 and establish the terms discussed below.

     As consideration to the Guarantor for the guarantee, the Company issued an $850 convertible note and a warrant to purchase up to 390,000 common shares of the Company (Notes 5 and 8). Additionally, the Guarantor was given preemptive rights through January 27, 2000 with respect to future issuances by the Company sufficient to enable the Guarantor to maintain his fully diluted common stock ownership percentage.

     The short-term borrowing arrangement with the bank permits borrowings of the lesser of $16,000 or the borrowing base, as defined in the agreement. The borrowing base is generally equal to the sum of 70% of eligible accounts receivable, 35% of eligible finished goods, 25% of eligible raw materials, and $2,000. Advances under this line of credit bear interest at the bank's base rate less .50% (8.5% at February 25, 1995). At February 25, 1995, the Company had borrowed up to the borrowing base ($11,460) on the line of credit.

     The Company also may borrow from the bank, subject to consent from the Guarantor, an additional $3,000 over the borrowing base which bears interest at the bank's base rate less .25% (8.75% at February 25, 1995). At February 25, 1995, $369 was outstanding under this overline advance facility and $342 was reserved for outstanding letters of credit. The unused amount available under the overline advance account, subject to consent from the Guarantor, was $2,289. The weighted average interest rate on short-term borrowings at February 25, 1995 and February 26, 1994 was 8.51% and 5.37%, respectively. Short-term borrowings and the term loan with the bank (Note 5) are secured by accounts receivable, inventories, machinery and equipment, and certain real property.

     Subsequent to year end, the Company entered into an additional $4,000 line of credit agreement with a bank which is guaranteed by the Guarantor. The line of credit bears interest at the prime rate and matures on March 15, 1996.

                                 PROGROUP, INC.

5. LONG-TERM OBLIGATIONS

     Long-term obligations consisted of the following at February 25, 1995, and February 26, 1994:

                                                                          1995       1994
                                                                         ------     ------
    Term loan with bank (Note 4), due in monthly installments of $45
      (including interest at 9.5%) through November 2000...............  $2,590     $2,912
    Capital lease obligation, due in monthly installments of $9
      (including interest at 10.0%) through December 2000..............     456        511
    Subordinated notes ($5,000 face amount) to related parties, net of discount of $1,589, interest payable quarterly at 6.0% (effective
      interest rate of 15.9%), due November 2, 1999....................   3,411          0
    Subordinated convertible note to Guarantor, interest payable quarterly at the prime rate plus 2% (11.0% at February 25, 1995),
      due August 30, 1996..............................................     850          0
    Other obligations..................................................     166        198
                                                                         ------     ------
                                                                          7,473      3,621
    Less: current maturities...........................................    (407)    (3,025)
                                                                         ------     ------
                                                                         $7,066     $  596
                                                                         ======     ======

     In November 1994, the Company completed a private placement of $5,000 in subordinated notes. The holders of the $5,000 subordinated notes (which include certain officers and directors of the Company) also received warrants to purchase up to 1,000,000 shares of common stock of the Company at $5.50 per share. The estimated fair value of the warrants was recorded as additional paid-in capital.

     The $850 subordinated note (Note 4) is convertible to common stock at the Guarantor's option. The note, plus accrued interest, may be converted during the life of the note at a conversion price of $6.25.

     Future minimum payments on long-term obligations as of February 25, 1995, were as follows:

                    1996..........................................  $  407
                    1997..........................................   1,297
                    1998..........................................     492
                    1999..........................................     524
                    2000..........................................   3,950
                    Thereafter....................................     803
                                                                    ------
                                                                    $7,473
                                                                    ======

6.  INCOME TAXES

     Income tax benefit (provision) from continuing operations consists of:

                                                              FISCAL YEARS
                                                    --------------------------------
                                                    1995          1994         1993
                                                    -----         ----         -----
          Current.................................  $   0         $  0         $(136)
          Deferred................................   (735)         590           813
                                                    -----         ----         -----
                                                    $(735)        $590         $ 677
                                                    =====         ====         =====

                                 PROGROUP, INC.

     Deferred income tax assets and liabilities for fiscal 1995 and 1994, reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences and carryforwards which give rise to deferred tax assets and liabilities at February 25, 1995, and February 26, 1994, are as follows:

                                                                          1995       1994
                                                                         ------     ------
    Deferred tax assets:
      Tax loss carryforwards...........................................  $5,299     $1,059
      Inventory and receivables reserves...............................   1,274        629
      Other accruals and reserves......................................   1,356        559
                                                                         ------     ------
                                                                          7,929      2,247
                                                                         ------     ------
    Deferred tax assets valuation allowance............................  (6,726)         0
                                                                         ------     ------
    Deferred tax liabilities:
      LIFO to FIFO change..............................................     627        786
      Prepaid expenses.................................................     131        555
      Excess tax depreciation..........................................     141        155
      Other............................................................     304        275
                                                                         ------     ------
                                                                          1,203      1,771
                                                                         ------     ------
    Net deferred tax asset.............................................  $    0     $  476
                                                                         ======     ======

     The provision for income taxes in fiscal 1995 results principally from recording a valuation allowance against previously recognized deferred tax assets due to the uncertainty of the realization of the related benefits. At February 25, 1995, the Company had federal tax loss carryforwards of approximately $13,900 which expire in years 2007 through 2010 if not utilized earlier.

     The difference between the benefit (provision) for income taxes and the amount computed by multiplying the loss from continuing operations before income taxes by the statutory rate is summarized as follows:

                                                                        FISCAL YEARS
                                                                  ------------------------
                                                                   1995      1994     1993
                                                                  ------     ----     ----
    Expected tax benefit........................................  $2,966     $559     $575
    Increase in valuation allowance relating to continuing
      operations................................................  (3,791)       0        0
    State income taxes, net of federal income tax benefit.......     349       66       68
    Other, net..................................................    (259)     (35)      34
                                                                  ------     ----     ----
              Benefit (provision) for income taxes from
                continuing operations...........................  $ (735)    $590     $677
                                                                  ======     ====     ====

     A valuation allowance was recorded related to the entire amount of losses from discontinued operations in fiscal 1995; accordingly, no income tax provision or benefit was recognized for discontinued operations in 1995.

7.  EMPLOYEE BENEFIT PLANS

  Pension Plans

     The Company has noncontributory defined benefit pension plans covering substantially all salaried and hourly employees. The plans provide benefits based on years of service and compensation levels. The Company's funding policy is consistent with the requirements of the Employee Retirement Income Security Act of 1974. Plan assets are invested primarily in common stocks and corporate debt securities.

                                 PROGROUP, INC.

     Pension income for fiscal 1995, 1994, and 1993 included the following components:

                                                                       FISCAL YEARS
                                                                 -------------------------
                                                                 1995      1994      1993
                                                                 -----     -----     -----
    Service cost...............................................  $  97     $ 199     $ 225
    Interest cost on projected benefit obligation..............    376       371       404
    Actual (return) loss on plan assets........................    177      (456)     (596)
    Net amortization and deferral..............................   (932)     (592)      (45)
                                                                 -----     -----     -----
    Net pension income.........................................  $(282)    $(478)    $ (12)
                                                                 =====     =====     =====

     The following table sets forth the funded status of the plans as of February 25, 1995 and February 26, 1994:

                                                                          1995       1994
                                                                         ------     ------
    Actuarial present value of benefit obligation:
      Vested benefit obligation........................................  $4,104     $4,800
      Nonvested benefit obligation.....................................       0          0
                                                                         ------     ------
      Accumulated benefit obligation...................................  $4,104     $4,800
                                                                         ======     ======
    Projected benefit obligation.......................................  $4,338     $5,073
    Plan assets at fair value..........................................   5,634      6,528
                                                                         ------     ------
    Projected benefit obligation less than plan assets.................   1,296      1,455
    Unrecognized net gain..............................................    (155)      (305)
    Unrecognized prior service cost....................................     196         42
    Unrecognized initial net asset.....................................    (538)      (675)
                                                                         ------     ------
    Net pension asset recognized on the balance sheets.................  $  799     $  517
                                                                         ======     ======

     The following assumptions were used to measure the net periodic pension income and the projected benefit obligation:

                                                                           FISCAL YEARS
                                                                      ----------------------
                                                                      1995     1994     1993
                                                                      ----     ----     ----
    Discount rate used to determine the projected benefit
      obligation....................................................  8.0%     7.0%     8.0%
    Rate of increase in future compensation levels used to determine
      the projected benefit obligation..............................  5.0%     5.0%     5.0%
    Expected long-term rate of return on plan assets used to
      determine net periodic pension income.........................  9.5%     9.5%     9.5%

     During fiscal 1994, the Company curtailed the benefits under its defined benefit plans. Under this curtailment, nonunion employees that are not at least age 50 with at least five years of service will accrue no further benefits under the plan. As a result of this partial curtailment, a gain of $394 has been reflected in the net amortization and deferral component of pension income for fiscal 1994. This gain is separately classified in other income in the accompanying statement of operations.

  401(k) Profit-Sharing Plan

     During fiscal 1994, the Company established a 401(k) profit-sharing plan covering substantially all employees at least 21 years of age with six months of service. The Plan allows for employees to contribute a portion of their compensation subject to certain limitations. The Company may make discretionary contributions to the Plan. Total discretionary contributions during 1995 and 1994 were $91 and $7.

                                 PROGROUP, INC.

8. STOCK OPTIONS AND WARRANTS

  Stock Option Plans

     The Company has incentive stock option plans which were adopted under a 1981 plan and a 1992 plan for its officers and key employees which provide for issuance of options to purchase up to 500,000 and 324,032 common shares, respectively. At February 25, 1995, the total number of shares available for options was as follows:


                                                                        1981        1992
                                                                        PLAN        PLAN
                                                                       -------     -------
    Reserved for:
      Outstanding stock options......................................  101,700     324,032
      Stock options authorized but not granted.......................  244,700           0
                                                                       -------     -------
                                                                       346,400     324,032
                                                                       =======     =======


     Stock option activity during the years ended February 25, 1995 and February 26, 1994, is as follows:

                                                                             OPTION PRICE
                                                              SHARES          PER SHARE
                                                             --------     ------------------
    Outstanding at February 27, 1993.......................   502,032      $ 7.12 - $10.93
      Granted..............................................    56,200       10.13 -  14.25
      Exercised............................................   (20,000)       7.12 -  10.93
      Canceled or expired..................................    (5,000)           8.10
                                                             --------
    Outstanding at February 26, 1994.......................   533,232        7.12 -  14.25
      Granted..............................................    40,000        7.75 -  11.00
      Exercised............................................    (2,500)           7.12
      Canceled or expired..................................  (145,000)       8.10 -  13.00
                                                             --------
    Outstanding at February 25, 1995.......................   425,732      $ 7.12 - $14.25
                                                             ========

     Stock options under the 1981 plan are generally exercisable at the market price on the date of grant and expire on various dates through 2004. Stock options totaling 135,013 shares under the 1992 plan expire five years from the date of grant, while options for 189,019 shares expire five years from the date of vesting in such options, which occurs ratably over a three-year period from the date of grant. All stock options have been granted at not less than fair market value at the date of grant.

  Stock Purchase Warrants

     The Company, in conjunction with the issuance of the $5,000 subordinated notes (Note 5), issued warrants to purchase 1,000,000 shares of common stock at an exercise price of $5.50. Each warrant may be exercised with $5.50 in cash or principal value of the notes at any time during the life of the warrants, which expire on November 3, 1999.

     In connection with the January 1995 guarantee of the Company's line of credit (Note 4), the Guarantor was issued a warrant to purchase up to 390,000 common shares at $6.25 per share. These warrants expire January 27, 2000. If, on or before January 31, 1996, the Company refinances its line of credit agreement and the Guarantor is released from the guarantee and has not been required to make any payments under the guarantee, the number of shares issuable upon exercise of these warrants will be reduced to 158,000. Subsequent to year-end, the provision for the reduction of shares issuable was eliminated.

                                 PROGROUP, INC.

9. COMMITMENTS AND CONTINGENCIES

  Operating Leases

     The Company has entered into various operating leases for buildings and office equipment. Rent expense aggregated approximately $355, $301, and $218 for fiscal years 1995, 1994 and 1993, respectively. Approximate future minimum rental commitments for all noncancelable operating leases as of February 25, 1995, were as follows:

                    1996...........................................  $138
                    1997...........................................    46
                    1998...........................................    27
                    1999...........................................    27
                    2000...........................................    18

  Litigation

     The Company is party to certain legal proceedings incidental to its business. In the opinion of management, based in part on the advice of legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

  Royalty Commitments

     During fiscal year 1993, the Company renegotiated an existing license agreement with a member of its board of directors which the Company believes will significantly enhance its advertisement, promotion and sale of golf equipment. The agreement expires March 1, 2002, but may be extended for successive five-year periods. Under the terms of the agreement, the Company will pay royalties of 1% to 5% of net sales of specified products. In exchange for expanded product and territorial rights, the Company has committed to pay minimum royalties ranging from $500 in 1996 to $750 in 2002. During 1995, 1994 and 1993, the Company incurred royalty expense under this agreement of approximately $524, $340 and $250, respectively, relating to this license agreement.

10. DISCONTINUED OPERATIONS

     On May 5, 1995, the Company sold its Duckster line of headwear, outerwear, and shirts for approximately $3,000 in cash and a $3,500 (subject to adjustment) installment promissory note. The Company retained approximately $4,200 in existing accounts receivable and will receive a royalty on sales of Duckster products for a three year period beginning January 1, 1996. The sale resulted in an estimated loss on disposal of $1,244, which has been included as a component of discontinued operations. Duckster revenues for fiscal 1995, 1994, and 1993 were $15,485, $20,170, and $18,993, respectively.

DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE


     No event described in Item 304 of Regulation S-K has occurred.

                                                                    APPENDIX B

                                 PROGROUP, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned shareholder of PROGROUP, INC. appoints David S. Gonzenbach and A. Alexander Taylor, II, or either of them, proxies, with full power of substitution, to vote at the offices of the Company at 6201 Mountain View Road, Ooltewah, Tennessee at 10:00 a.m., Tuesday, July 18, 1995, and any adjournment or adjournments thereof, the shares of Common Stock of PROGROUP, INC. which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.


1.  The election of eight Directors for the ensuing year.

    / /  FOR all nominees listed below                                          / /  WITHHOLD AUTHORITY to vote for all
         (except as market to the contrary)                                          nominees listed below.
         Nominees: Arthur P. Becker, Robert H. Caldwell, David S. Gonzenbach, James L. E. Hill, John T. Lupton, John P.
         Murray, Jr., Russell B. Newton, III, Arnold D. Palmer
         (INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED
         BELOW.)

- --------------------------------------------------------------------------------

2. To approve an amendment to the Company's Charter to create and authorize the issuance of up to 1,000,000 shares of preferred stock.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the 1996 fiscal year.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                           (Continued on Other Side)

                          (Continued from Other Side)

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    You are urged to cast your vote by marking the appropriate boxes. PLEASE NOTE THAT UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

                                                --------------------------------
                                                (Signature)

                                                --------------------------------
                                                (Signature)

                                                Dated:

                                                      ---------------------,1995

                                                IMPORTANT: Please sign your name
                                                or names exactly as shown hereon
                                                and date your proxy in the blank
                                                space provided above. For joint
                                                accounts, each joint owner must
                                                sign. When signing as attorney,
                                                executor, administrator,
                                                trustee, or guardian, please
                                                give your full title as such. If
                                                the signer is a corporation,
                                                please sign full corporate name
                                                by duly authorized officer.